                                                                      EXHIBIT 99


REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
OF KMART CORPORATION

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Kmart Corporation and its subsidiaries at January 26, 2000 and January 27, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 26, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
March 6, 2000

CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

YEARS ENDED JANUARY 26, 2000, JANUARY 27, 1999 AND JANUARY 28, 1998    1999       1998       1997
----------------------------------------------------------------------------------------------------
Sales                                                                $ 35,925    $ 33,674   $ 32,183
Cost of sales, buying and occupancy                                    28,102      26,319     25,152
                                                                     --------    --------   --------
Gross margin                                                            7,823       7,355      7,031
Selling, general and administrative expenses                            6,523       6,245      6,136
Voluntary early retirement programs                                        --          19        114
                                                                     --------    --------   --------
Continuing income before interest, income taxes and dividends
  on convertible preferred securities of subsidiary trust               1,300       1,091        781
Interest expense, net                                                     280         293        363
Income tax provision                                                      337         230        120
Dividends on convertible preferred securities of subsidiary trust,
  net of income taxes of $27, $27 and $26                                  50          50         49
                                                                     --------    --------   --------
Net income from continuing operations                                     633         518        249
Discontinued operations, net of income taxes of $(124)                   (230)         --         --
                                                                     --------    --------   --------
Net income                                                           $    403    $    518   $    249
                                                                     ========    ========   ========

Basic earnings per common share
Net income from continuing operations                                $   1.29    $   1.05   $    .51
Discontinued operations                                                  (.47)         --         --
                                                                     --------    --------   --------
Net income                                                           $    .82    $   1.05   $    .51
                                                                     ========    ========   ========
Diluted earnings per common share
Net income from continuing operations                                $   1.22    $   1.01   $    .51
Discontinued operations                                                  (.41)         --         --
                                                                     --------    --------   --------
Net income                                                           $    .81    $   1.01   $    .51
                                                                     ========    ========   ========

Basic weighted average shares (millions)                                491.7       492.1      487.1
Diluted weighted average shares (millions)                              561.7       564.9      491.7




See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

AS OF JANUARY 26, 2000 AND JANUARY 27, 1999                                       1999      1998
--------------------------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                                        $   344   $   710
Merchandise inventories                                                            7,101     6,536
Other current assets                                                                 715       584
                                                                                 -------   -------
Total current assets                                                               8,160     7,830

Property and equipment, net                                                        6,410     5,914
Other assets and deferred charges                                                    534       422
                                                                                 -------   -------
Total Assets                                                                     $15,104   $14,166
                                                                                 =======   =======

Current Liabilities
Long-term debt due within one year                                               $    66   $    77
Trade accounts payable                                                             2,204     2,047
Accrued payroll and other liabilities                                              1,574     1,359
Taxes other than income taxes                                                        232       208
                                                                                 -------   -------
Total current liabilities                                                          4,076     3,691

Long-term debt and notes payable                                                   1,759     1,538
Capital lease obligations                                                          1,014     1,091
Other long-term liabilities                                                          965       883
Company obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely 7-3/4% convertible junior subordinated
  debentures of Kmart (redemption value of $1,000)                                   986       984
Common stock, $1 par value, 1,500,000,000 shares authorized;
  481,383,569 and 493,358,504 shares issued, respectively                            481       493
Capital in excess of par value                                                     1,555     1,667
Retained earnings                                                                  4,268     3,819
                                                                                 -------   -------
Total Liabilities and Shareholders' Equity                                       $15,104   $14,166
                                                                                 =======   =======




See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

YEARS ENDED JANUARY 26, 2000, JANUARY 27, 1999 AND JANUARY 28, 1998              1999       1998       1997
-------------------------------------------------------------------------------------------------------------
Cash Flow From Operating Activities
  Net income from continuing operations                                         $   633    $   518    $   249
  Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
        Depreciation and amortization                                               770        671        660
        Cash used for store restructuring and other charges                         (80)       (94)      (105)
        Increase in inventories                                                    (565)      (169)       (31)
        (Increase) decrease in accounts receivable                                  (62)       (76)        18
        Increase (decrease) in trade accounts payable                               157        124        (86)
        Deferred income taxes and taxes payable                                     258        308         72
        Decrease in other long-term liabilities                                    (116)       (64)       (27)
        Changes in other assets and liabilities                                      92         60         15
        Voluntary early retirement programs                                          --         19        114
                                                                                -------    -------    -------
  Net cash provided by continuing operations                                      1,087      1,297        879
  Net cash used for discontinued operations                                         (83)       (60)       (38)
                                                                                -------    -------    -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         1,004      1,237        841
                                                                                -------    -------    -------
Cash Flow From Investing Activities
  Capital expenditures                                                           (1,277)      (981)      (678)
  Acquisition of Caldor leases                                                      (86)        --         --
  Proceeds from divestitures                                                         --         87        133
  Decrease in property held for sale or financing and other                          --         99        420
  Other, net                                                                         --         --        (60)
                                                                                -------    -------    -------
NET CASH USED FOR INVESTING ACTIVITIES                                           (1,363)      (795)      (185)
                                                                                -------    -------    -------
Cash Flow From Financing Activities
  Proceeds from issuance of long-term debt and notes payable                        297         --        337
  Purchase of common shares                                                        (200)       (30)        --
  Issuance of common shares                                                          63         76         37
  Payments on long-term debt                                                        (90)      (188)      (811)
  Payments on capital lease obligations                                             (77)       (88)      (112)
  Refinancing costs related to long-term debt and notes payable                      --         --        (15)
                                                                                -------    -------    -------
NET CASH USED FOR FINANCING ACTIVITIES                                               (7)      (230)      (564)
                                                                                -------    -------    -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                               (366)       212         92
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        710        498        406
                                                                                -------    -------    -------
Cash and cash equivalents, end of year                                          $   344    $   710    $   498
                                                                                =======    =======    =======


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(DOLLARS IN MILLIONS)


                                                        CAPITAL              ACCUMULATED
                                                       IN EXCESS                OTHER
                                              COMMON     OF PAR   RETAINED  COMPREHENSIVE
                                              STOCK      VALUE    EARNINGS      INCOME
-----------------------------------------------------------------------------------------
Balance at January 29, 1997                  $   486    $ 1,571    $ 3,115    $   (80)

Net income for the year                           --         --        249         --
Shares reissued to retirement savings plan        --         19         --         --
Foreign currency translation adjustment           --         --         --         67
Additional minimum pension liability              --         --         --        (10)
Common stock issued for stock option plans         3         13         --         --
Other                                             --          2         (1)        --
                                             -------    -------    -------    -------

Balance at January 28, 1998                      489      1,605      3,363        (23)

Net income for the year                           --         --        518         --
Shares reissued to retirement savings plan         2         (9)        --         --
Repurchased shares                                (2)        --         --         --
Common stock issued for stock option plans         4         73         --         --
Additional minimum pension liability              --         --         --        (37)
Other                                             --         (2)        (2)        --
                                             -------    -------    -------    -------
Balance at January 27, 1999                      493      1,667      3,879        (60)

Net income for the year                           --         --        403         --
Shares reissued to retirement savings plan         3         40         --         --
Repurchased shares                               (17)      (174)        --         --
Common stock issued for stock option plans         2         18         --         --
Reduction of minimum pension liability            --         --         --         47
Other                                             --          4         (1)        --
                                             -------    -------    -------    -------

Balance at January 26, 2000                  $   481    $ 1,555    $ 4,281    $   (13)
                                             =======    =======    =======    =======




See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


1)  Summary of Significant Accounting Policies
     The significant accounting policies followed by Kmart Corporation and subsidiaries ("the Company" or "Kmart") in the preparation of these financial statements, are summarized below.
     Nature of Operations: The Company's operations consist principally of discount department stores located in all 50 states, Puerto Rico, the U.S. Virgin Islands, and Guam. Kmart's equity investments consist of its 59% interest in BlueLight.com and its 49% interest in substantially all of the Meldisco subsidiaries of Footstar, Inc. ("FTS"), which operate the footwear departments in Kmart stores.
     Basis of Consolidation: Kmart includes all majority owned subsidiaries in the consolidated financial statements, except for BlueLight.com, which is accounted for under the equity method. Investments in affiliated retail companies owned 20% or more are accounted for under the equity method. Intercompany transactions and accounts have been eliminated in consolidation.
     Fiscal Year: The Company's fiscal year ends on the last Wednesday in January. Fiscal years 1999, 1998 and 1997 each consisted of 52 weeks and ended on January 26, 2000, January 27, 1999 and January 28, 1998, respectively.
     Cash: Cash and cash equivalents include all highly liquid investments with maturities of three months or less. Included are temporary investments of $50 and $437, at year end 1999 and 1998, respectively.
     Inventories: Inventories are stated at the lower of cost or market, primarily using the retail method. The last-in, first-out (LIFO) method, utilizing internal inflation indices, was used to determine the cost for $6,690, $6,148 and $5,990 of inventory as of year end 1999, 1998 and 1997, respectively. Inventories valued on LIFO were $360, $407 and $457 lower than amounts that would have been reported using the first-in, first-out (FIFO) method at year end 1999, 1998 and 1997, respectively.
     Property and Equipment: Property and equipment are recorded at cost, less any impairment losses. Capitalized amounts include expenditures which, materially extend the useful lives of existing facilities and equipment. Expenditures for owned properties, which Kmart intends to sell and lease back within one year, are included in other current assets, and those with expected transaction dates extending beyond one year are included in other assets and deferred charges.
     Capitalized Software Costs: Costs associated with the acquisition or development of software for internal use are capitalized in accordance with the provisions of AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and amortized using the straight-line method over the expected useful life of the software, which ranges from 3 to 7 years.
     Depreciation and Amortization: Depreciation and amortization, including amortization of property held under capital leases, are computed based upon the estimated useful lives of the respective assets using the straight-line method for financial statement purposes and accelerated methods for tax purposes. The general range of lives are 25 to 50 years for buildings, 5 to 25 years for leasehold improvements, 3 to 5 years for computer systems and equipment and 3 to 17 years for furniture and fixtures.
     Financial Instruments: Cash and cash equivalents, trade accounts payable and accrued liabilities are reflected in the financial statements at cost, which approximates fair value. The fair value of the Company's debt and other financial instruments are discussed in Notes 6 and 8.
     Foreign Currency Translations: Foreign currency assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, and revenue and expenses are translated at average exchange rates during the period.
     Layaway Sales: In consideration of guidance issued by the Securities and Exchange Commission under Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), the Company has retroactively changed its method of accounting for layaway sales effective January 28, 1999. Based upon the new guidance, the Company defers recognition of layaway sales and profit to the accounting period when the merchandise is delivered to the customer. Under the prior method of accounting, sales and profits were recognized at the time the customer put the merchandise into layaway, with a reserve for anticipated merchandise to be returned to stock. The Company has recorded a one-time, non-cash after-tax earnings reduction of $7, or $0.01 per share, in the fourth quarter of 1999 to reflect the cumulative effect of the accounting change.
     Stock-Based Compensation: The Company has elected under the provisions of Statement of Financial Accounting Standards No. 123 ("FAS 123") to continue using the intrinsic value method of accounting for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").
     Pre-Opening and Closing Costs: Effective for fiscal 1999, Kmart expensed pre-opening costs in the period in which they occurred in conformity with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". In prior years, costs associated with the opening of a new store were expensed during the first full month of operations. When the decision to close a retail unit is made, any future net lease obligation and non-recoverable investment in fixed assets directly related to discontinuance of operations are expensed.
     Advertising Costs: Advertising costs, net of co-op recoveries from vendors, are expensed the first time the advertising occurs and amounted to $453, $443 and $420 in 1999, 1998 and 1997, respectively.
     Income Taxes: Deferred income taxes are provided for temporary differences between financial statement and taxable income. Kmart accrues U.S. and foreign taxes payable on its pro rata share of the earnings of subsidiaries, except with respect to earnings that are intended to be permanently reinvested, or are expected to be distributed free of additional tax by operation of relevant statutes currently in effect and by utilization of available tax credits and deductions.

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Reclassifications: Certain reclassifications of prior year amounts have been made to conform to the 1999 presentation.

2)  Discontinued Operations and Dispositions
    Discontinued operations relate to Builders Square, Inc. ("Builders Square").

1999 Activity
     On June 11, 1999, Hechinger Company ("Hechinger"), which had previously acquired substantially all of the operating assets of Builders Square, filed for Chapter 11 bankruptcy protection. In the second quarter of 1999, the Company recorded a non-cash charge of $354, $230 after tax, which reflected Kmart's best estimate of the impact of Hechinger's default on lease obligations for up to 117 former Builders Square locations which are guaranteed by Kmart. The foregoing non-cash charge does not reflect an amount, if any, which Kmart may ultimately recover on account of any claims previously filed by Kmart or an amount, if any, which may be sought by others against Kmart.
     On September 9, 1999, Hechinger announced that it would liquidate its stores. During the third and fourth quarters of 1999, certain locations with leases guaranteed by Kmart were auctioned by Hechinger as part of its liquidation. As of January 26, 2000, the Company had new lease agreements for 38 locations and planned to convert approximately 6 locations to Big Kmarts or Super Kmarts, leaving approximately 73 vacant locations to be remarketed. The Company is currently assessing its remarketing efforts for these vacant stores and believes its reserve to be adequate.

1997 Activity
     During the first and second quarters of 1997, the Company completed the sale of its interests in the Mexico and Canada operations, respectively. Under the terms of the Mexico agreement, the Company received $74, which approximated the book value of its interest. Under the terms of the Canada agreement, the Company received $54 in cash, a $76 note receivable and retained a 12.5% non-voting equity interest. The net proceeds from the sale approximated book value. During the first quarter of 1998, the note receivable was collected and the equity interest was sold at a gain of $7.
     In the third quarter of 1997, the Company completed the sale of substantially all of the operating assets of its subsidiary, Builders Square, to Hechinger, an affiliate of Leonard Green and Partners, LP. The net proceeds from the sale approximated book value.

3)  Property and Equipment

                                                  YEAR END
                                            -------------------
                                              1999        1998
----------------------------------------------------------------
Land                                        $    374    $    334
Buildings                                      1,008         944
Leasehold improvements                         2,502       2,156
Furniture and fixtures                         5,509       5,142
Construction in progress                         123          62
                                            --------    --------
                                               9,516       8,638
Property under capital leases                  2,038       2,140
                                            --------    --------
                                              11,554      10,778
Less:
Accumulated depreciation
  and amortization                            (3,977)     (3,674)
Accumulated depreciation-
  capital leases                              (1,167)     (1,190)
                                            --------    --------
Total                                       $  6,410    $  5,914
                                            ========    ========

The following table provides a breakdown of the number of stores leased compared to owned:

                                      YEAR END
                                    -------------
                                    1999     1998
-------------------------------------------------
Number of U.S.Kmart Stores Owned      120     110
Number of U.S.Kmart Stores Leased   2,051   2,051

4)  Investments in Affiliated Retail Companies

Meldisco
     All Kmart footwear departments are operated under license agreements with the Meldisco subsidiaries of FTS, substantially all of which are 49% owned by Kmart and 51% owned by FTS. Income earned under various agreements was $245, $225 and $210 in 1999, 1998 and 1997, respectively. The Company received dividends from Meldisco in 1999, 1998 and 1997 of $38, $36 and $36, respectively.

                              FISCAL YEAR
                       -----------------------
MELDISCO INFORMATION    1999     1998     1997
-----------------------------------------------
Net sales              $1,212   $1,139   $1,142
Gross profit              544      499      491

Net income                 91       78       74

Inventory              $  138   $  147   $  142
Other current assets       63       22       17
Non-current assets         --       --       --
                       ------   ------   ------
Total assets              201      169      159
Current liabilities        47       29       24
                       ------   ------   ------
Net assets             $  154   $  140   $  135
                       ======   ======   ======
Equity of Kmart        $   74   $   68   $   65
                       ======   ======   ======

Unremitted earnings included in consolidated retained earnings were $44, $38 and $42 at year end 1999, 1998, and 1997, respectively.

BlueLight.com
     In December 1999, BlueLight.com was formed as an independent e-commerce company, based in San Francisco, by a group of investors led by Kmart (59% ownership interest), SOFTBANK Venture Capital (18.5%), BlueLight.com management and employees

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


(15%) and others, including Martha Stewart Living Omnimedia and Yahoo!.
     For its capital, BlueLight.com issued $62.5 of Series A Preferred shares for cash to SOFTBANK and other investors. Kmart issued return of capital puts relating to the initial cash paid for the Series A Preferred stock. The puts are payable in cash, expire in December 2002, and are exercisable in the nine-month period prior to expiration. Kmart did not make an initial cash investment in BlueLight.com.
     Kmart also issued 4.4 million warrants for Kmart common stock to SOFTBANK and other investors. The warrants have a strike price of $14.32, expire in December 2002, and are exercisable at any time prior to expiration provided that SOFTBANK has cancelled the Company's return of capital puts.
     Kmart accounts for its investment in BlueLight.com under the equity method. As of January 26, 2000, the Company's investment in BlueLight.com amounted to $62.8, including the issuance of return of capital puts and direct acquisition costs. Kmart's portion of BlueLight.com's 1999 loss was insignificant.

Penske
     In November 1995, Kmart sold its auto service center business to a new corporation controlled by Penske Corporation ("Penske"). In connection with the sale, Kmart and Penske entered into a multi-year master sublease agreement for the auto service center locations that are operated by Penske as Penske Auto Centers.
     To strengthen the auto center operation, Kmart and Penske entered into an agreement in January 2000 to restructure and recapitalize the Penske Auto Center business. As part of the recapitalization, Kmart received a 22 percent interest in a limited liability company that now owns and operates the Penske Auto Center business. The Company accounts for its investment in the Penske Auto Center business under the equity method and has recorded no initial investment.

5)  Other Commitments and Contingencies
     Kmart has outstanding guarantees for property leased by certain former subsidiaries as follows:

                   Present Value      Gross
                       at 7%          Lease
                   -------------   ------------
                       1999        1999    1998
-----------------------------------------------
The Sports Authority   $218        $369   $397
Borders Group           104         176    194
OfficeMax                96         141    156
                       ----        ----   ----
Total                  $418        $686   $747
                       ====        ====   ====

     The possibility of the Company having to honor its contingent obligations is dependent upon the future operating results of the former subsidiaries. Should a reserve be required, it would be recorded at the time the obligation was determined to be probable.

The Sports Authority
--------------------

     On April 13, 1999, The Sports Authority, Inc. ("TSA") replaced its existing revolving credit facility with a new three year, $200 revolving credit agreement. The new agreement is secured by inventory and contains no financial covenants related to operating results. For its third quarter 1999, TSA announced a year-to-date same store sales decrease of 4.3 percent, and a year-to-date operating loss of $9.9, as compared to an operating loss of $94.5 for the same period of the prior year.
     On December 16, 1999, TSA announced that it expected to take a non-cash charge of approximately $130, net of taxes, in its fiscal fourth quarter as a result of the write-down of long-lived assets, including goodwill and deferred tax assets, and the closing of its Canadian subsidiary. TSA also announced that it had increased its revolving credit facility to $275 and extended the maturity to 2003. The amendments to the facility required no changes in the collateralization.
     Kmart's rights and obligations with respect to its guarantee of TSA leases are governed by a Lease Guaranty, Indemnification and Reimbursement Agreement dated as of November 23, 1994.

Other
-----

     As of January 26, 2000, Kmart had guaranteed $93 of indebtedness of other parties related to certain of its leased properties financed by industrial revenue bonds. These agreements expire from 2004 through 2009.

     There are various claims, lawsuits and pending actions against Kmart incident to its operations. It is the opinion of management that the ultimate resolution of these matters will not have a material adverse effect on Kmart's liquidity, financial position or results of operations.

6)  Long-Term Debt and Notes Payable

                                                 YEAR END
                 FISCAL YEAR   INTEREST    --------------------
TYPE               MATURITY     RATES         1999       1998
---------------------------------------------------------------
Debentures        2005-2023   7.8%-12.5%   $   1,166    $   867
Medium-term
  notes           2000-2020      7%-9%           371        438
CMBS                2002       Floating          288        310
                                           ---------    -------
Total                                          1,825      1,615
Current portion                                  (66)       (77)
                                           ---------    -------
Long-term debt                             $   1,759    $ 1,538
                                           =========    =======

     The Commercial Mortgage Pass Through Certificates ("CMBS") mortgage loan is subject to monthly payments of interest and principal, according to a schedule which amortizes the initial outstanding principal amount of $335 over approximately 15 years with a balloon payment of approximately $253 on the scheduled maturity date in February 2002. The CMBS weighted average interest rate is 1 month LIBOR plus 47 basis points.

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


     On December 6, 1999, the Company entered into new financing agreements aggregating $1.7 billion with a group of financial institutions ("New Facilities") which replaced a $2.5 billion revolving credit facility. The New Facilities provide for a 3-year, $1.1 billion revolving credit facility and a 364-day $600 revolving credit facility. The 3-year revolving credit facility matures in December 2002 and has a commitment fee of 25 basis points and interest rate of LIBOR plus 100 basis points during the first year. The 364-day revolving credit facility has a commitment fee of 20 basis points and interest rate of LIBOR plus 100 basis points.
     On January 12, 2000, the Company entered into an agreement for a $40.6 revolving line of credit ("Minority Facility") with a consortium of 26 minority-owned banks in 20 states and the District of Columbia. The 364-day revolving credit facility has a commitment fee of 20 basis points and interest rate of LIBOR plus 100 basis points.
     The New Facilities and the Minority Facility contain certain affirmative and negative covenants customary to these types of agreements. The Company is in compliance with all such covenants. As of January 26, 2000 and January 27, 1999, there were no outstanding amounts under any of these credit agreements.
     On December 8, 1999, the Company sold in an underwritten offering $300 of 8 3/8% Notes due December 1, 2004 ("Notes"). Interest is payable semiannually on June 1 and December 1. The Company expects to use the net proceeds from the Notes for property acquisition and development, including the purchase of existing leased properties, and for other general corporate purposes.
     Based on the quoted market prices for the same or similar issues or on the current rates offered to Kmart for debt of the same remaining maturities, the fair value of long-term debt was approximately $1,752 and $1,664 at year end 1999 and 1998, respectively.
     The principal maturities of long-term debt for the five years subsequent to 1999 are: 2000-$66; 2001-$68; 2002-$343; 2003-$350; 2004-$27 and 2005 and
later-$971. Cash paid for interest was $262, $278 and $333 in 1999, 1998 and 1997, respectively.

7)  Leases
     Kmart conducts operations primarily in leased facilities. Kmart store leases are generally for terms of 25 years with multiple five-year renewal options which allow the Company the option to extend the life of the lease up to 50 years beyond the initial noncancelable term.
     In certain Kmart leased facilities, selling space has been sublet to other retailers, including Olan Mills, Inc. and the Meldisco subsidiaries of FTS.

                                  MINIMUM LEASE COMMITMENTS
                                 --------------------------
AS OF JANUARY 26, 2000           CAPITAL          OPERATING
-----------------------------------------------------------
Fiscal Year:
  2000                          $     254        $     627
  2001                                243              623
  2002                                235              606
  2003                                225              578
  2004                                210              552
  Later years                       1,624            6,928
                                ---------        ---------
Total minimum lease payments        2,791            9,914
Less-minimum sublease income           --           (2,654)
                                ---------        ---------
Net minimum lease payments          2,791        $   7,260
Less:                           =========        =========
  Estimated executory costs          (773)
  Amount representing interest       (923)
                                ---------
                                    1,095
Current                               (81)
                                ---------
Long-term                       $   1,014
                                =========


RENT EXPENSE                  1999           1998        1997
-------------------------------------------------------------
Minimum rentals            $    784      $    711    $    673
Percentage rentals               41            40          39
Less-sublease rentals          (253)         (227)       (234)
                           --------      --------    --------
Total                      $    572      $    524    $    478
                           ========      ========    ========

8)   Convertible Preferred Securities
     In June 1996, a trust sponsored and wholly owned by the Company issued 20,000,000 shares of trust convertible preferred securities ("Preferred Securities"). The Preferred Securities accrue and pay cash distributions quarterly at a rate of 7-3/4% per annum. Kmart has guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Securities.
     The Preferred Securities are convertible at the option of the holder at any time at the rate of 3.3333 shares of Kmart common stock for each Preferred Security, and are mandatorily redeemable upon the maturity of the Debentures on June 15, 2016, or to the extent of any earlier redemption of any Debentures by Kmart and were callable beginning June 15, 1999.
     Based on the quoted market prices, the fair value of the Preferred Securities was approximately $844 and $1,199 as of the years ended 1999 and 1998, respectively.

9)   Share Repurchase Programs
     In the first quarter of 1999, the Company completed a year-long program to repurchase an aggregate of 2,000,000 shares of the Company's common stock to fund certain employee benefit plans. On May 18, 1999, the Board of Directors approved a common stock repurchase program to acquire up to $1 billion of the Company's common shares over a period of up to three years. For 1999, the Company repurchased 17 million shares of common stock at a cost of approximately $200. In addition, the Company received $8.7 in proceeds from the sale of put options on its common stock. As of January 26, 2000,

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


the Company had outstanding put options on 5 million shares of its common stock. In February 2000, the Company announced plans to extend its repurchase program to include up to $200 of its Preferred Securities.

10)  Income Taxes

INCOME BEFORE
INCOME TAXES                  1999        1998         1997
------------------------------------------------------------
U.S.                        $    992    $    766     $   390
Foreign                           28          32          28
                            --------    --------     -------
Total                       $  1,020    $    798     $   418
                            ========    ========     =======

INCOME TAX
PROVISION (CREDIT)              1999       1998          1997
--------------------------------------------------------------
Current:
  Federal                   $    133    $      70     $  (126)
  State and local                 17           21          (5)
  Foreign                         11           12          11
                            --------    ---------     -------
                                 161          103        (120)

Deferred:
  Federal                        169          124         240
  State                            7            3          --
                            --------    ---------     -------
Total                       $    337    $     230     $   120
                            ========    =========     =======

EFFECTIVE TAX RATE
RECONCILIATION                          1999     1998      1997
----------------------------------------------------------------
Federal income
  tax rate                              35.0%    35.0%     35.0%
State and local taxes,
  net of federal tax benefit             1.5      1.9      (0.8)
Tax credits                             (0.7)    (0.7)     (1.9)
Equity in net income
  of affiliated companies               (1.2)    (1.4)     (2.3)
Adjustments to prior
  year's accruals                         --     (6.0)       --
Other                                   (1.6)      --      (1.3)
                                        ----     ----      ----
                                        33.0%    28.8%     28.7%
                                        ====     ====      ====

                                      YEAR END
DEFERRED TAX                       --------------
ASSETS AND LIABILITIES             1999      1998
-------------------------------------------------
Deferred tax assets:
  Federal benefit for
      state and foreign taxes      $  44    $  36
  Discontinued operations            239      129
  Accruals and other liabilities     176      197
  Capital leases                      86       98
  Store restructuring                 48       69
  Other                               14       84
                                   -----    -----
Total deferred tax assets            607      613
                                   -----    -----
Deferred tax liabilities:
  Inventory                          336      279
  Property and equipment             389      367
  Other                               19       24
                                   -----    -----
Total deferred tax liabilities       744      670
                                   -----    -----
Net deferred tax liabilities       $(137)   $ (57)
                                   =====    =====


     In 1998, the Internal Revenue Service completed its examination of the Company's federal income tax returns through 1994. The Company believes that adequate tax accruals have been provided for all years.
     Cash paid (received) for income taxes was $59, $(99) and $7 in 1999, 1998 and 1997, respectively.

11)  Earnings Per Share

                                          1999      1998      1997
--------------------------------------------------------------------
Continuing net income                  $    633  $     518   $   249
Discontinued operations                    (230)        --        --
                                       --------  ---------   -------
Net income                             $    403  $     518   $   249
                                       ========  =========   =======
Preferred dividends                    $     50  $      50   $    --
                                       ========  =========   =======
Basic weighted average shares             491.7      492.1     487.1
Dilutive effect of stock options            3.3        6.1       4.6
Convertible preferred securities           66.7       66.7        --
                                       --------  ---------   -------
Diluted weighted average shares           561.7      564.9     491.7
                                       ========  =========   =======
Basic earnings per share:
  Continuing net income                $   1.29  $    1.05   $   .51
  Discontinued operations                  (.47)        --        --
                                       --------  ---------   -------
  Net income                           $    .82  $    1.05   $   .51
                                       ========  =========   =======
Diluted earnings per share:
  Continuing net income                $   1.22  $    1.01   $   .51
  Discontinued operations                  (.41)        --        --
                                       --------  ---------   -------
  Net income                           $    .81  $    1.01   $   .51
                                       ========  =========   =======

     The Preferred Securities and preferred dividends were not included in the calculation of diluted EPS for 1997 due to the anti-dilutive effect on EPS if converted. Had the Preferred Securities been included in the calculation, diluted EPS would have been higher by $0.02 for fiscal 1997.

12)  Pension Plans and Other Post-Retirement Benefits
     In the second quarter of 1998, the Company announced a Voluntary Early Retirement Program for certain Kmart distribution center associates over 45 years of age with at least 10 years of service by May 31, 1998. Of the 1,050 Kmart associates eligible for this program, 456 accepted the early retirement offer, and the Company recorded a charge of $19 ($13 after tax). Payouts under this program will be fully funded through existing pension plan assets.
     In the fourth quarter of 1997, the Company announced a Voluntary Early Retirement Program for certain Kmart hourly associates over 45 years of age with at least 10 years of service by December 31, 1997. Of the 28,785 Kmart associates eligible for this program, 11,587 accepted the early retirement offer, and the Company recorded a charge of $114 ($81 after tax). Payouts under this program will be fully funded through existing pension plan assets.
     Prior to 1996, U.S. Kmart had defined benefit pension plans covering eligible associates who met certain requirements of age, length of service, and hours worked per year. Effective January 31, 1996, the pension plans were frozen, and associates no longer earn additional benefits under the plans.

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)


     The plans' assets consist primarily of equity and fixed income securities. No contributions were made in fiscal 1999, 1998, or 1997. The total consolidated pension income was $68, $63 and $63 in 1999, 1998 and 1997, respectively.
     The following tables summarize the change in benefit obligation, change in plan assets, funded status, amounts recognized and actuarial assumptions for Kmart's employee pension plans.

                                                                Year End
                                                           ------------------
                                                             1999       1998
-----------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year                  $ 2,208    $ 2,055
  Interest costs                                               141        139
  Voluntary early retirement program(VERP)                      --         19
  Actuarial (gain)/loss                                       (300)       131
  Benefits paid including VERP                                (105)      (136)
                                                           -------    -------
  Benefit obligation at end of year                        $ 1,944    $ 2,208
                                                           =======    =======
Change in plan assets:
  Fair value of plan assets at
   beginning of year                                       $ 2,098    $ 1,942
  Actual return on plan assets                                 145        292
  Benefits paid including VERP                                (138)      (136)
                                                           -------    -------
  Fair value of plan assets at
   end of year                                             $ 2,105    $ 2,098
                                                           =======    =======

                                                                            Year End
                                                                        ----------------
                                                                         1999      1998
----------------------------------------------------------------------------------------
  Funded status                                                         $ 161     $(110)
  Unrecognized net (gain)/loss                                           (110)       99
  Unrecognized transition asset                                           (48)      (54)
                                                                        -----     -----
  Net recognized prepaid benefit/(liability)                            $   3     $ (65)
                                                                        =====     =====
Amounts recognized in the statement of financial position consist of:
   Prepaid benefit cost/
     (Accrued benefit liability)                                        $   3     $(109)
   Accumulated other comprehensive income                                  --        44
                                                                        -----     -----
   Net amount recognized                                                $   3     $ (65)
                                                                        =====     =====
Weighted-average assumptions as of January 31
   Discount rate                                                          7.5%      6.5%
   Expected return on plan assets                                          10%       10%

                                                              Year End
                                                      ------------------------
                                                       1999     1998    1997
------------------------------------------------------------------------------
Components of Net Periodic Benefit (Income)/Expense
  Interest costs                                      $ 141    $ 139    $ 139
  Expected return on plan assets                       (202)    (195)    (193)
  Amortization of unrecognized
     transition asset                                    (7)      (7)      (9)
                                                      -----    -----    -----
  Net periodic benefit                                $ (68)   $ (63)   $ (63)
                                                      =====    =====    =====


     The Company has non-qualified plans for directors and officers which were partially funded as of years ended 1999 and 1998 and were unfunded as of year end 1997. Benefits under the plans totaled $34 and $37 at the end of 1999 and 1998, respectively, which have been accrued in the accompanying balance sheets. Plan assets totaled $13 and $11 as of year end 1999 and 1998, respectively.
     Full-time associates who have worked 10 years and who have retired after age 55, have the option of participation in Kmart's medical plan until age 65. The plan is contributory, with retiree contributions adjusted annually. The accounting for the plan anticipates future cost-sharing changes that are consistent with Kmart's expressed intent to increase the retiree contribution rate annually. The accrued post-retirement benefit costs were $54 and $62 at the end of 1999 and 1998, respectively.

13)  Retirement Savings Plan
     The Retirement Savings Plan provides that associates of Kmart who have completed 1,000 hours of service within a twelve month period can invest from 1% to 16% of their earnings in the associate's choice of various investments. For each dollar the participant contributes, up to 6% of earnings, Kmart will contribute an additional 50 cents which is invested in the Employee Stock Ownership Plan.
     The Retirement Savings Plan also has a profit sharing feature whereby the Company makes contributions based on profits, with minimum yearly contributions required of $30. Kmart's total expense related to the Retirement Savings Plan was $94, $68 and $69 in 1999, 1998 and 1997, respectively.

14)  Stock Option Plans
     The Company applies APB 25 and related interpretations in accounting for its stock option and restricted stock plans. Since stock options were granted at exercise prices equal to the stock price on the grant date, under APB 25, no compensation cost has been recognized for stock options granted under the Company's stock based compensation plans.
     Had the compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant dates consistent with the method of FAS 123, net earnings would have been the pro forma amounts shown below.

Pro Forma Income                1999        1998         1997
--------------------------------------------------------------
Net income - as reported     $    403   $     518     $    249
EPS - as reported                  .81        1.01          .51
Net income - pro forma            376         496          222
EPS - pro forma                   .76         .97          .45

      To determine these amounts, the fair value of each stock option has been estimated on the date of the grant using a Black-Scholes option-pricing model with a dividend yield of 0%. Options vest over 3 years on a straight-line basis with a term of 10 years.

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                1999        1998         1997
--------------------------------------------------------------
Expected volatility             .4506       .4230        .3902
Risk-free interest rates         4.93        5.32         6.47
Expected life in years              5           5            5
Weighted-average fair
  value per share            $   7.90   $    7.11     $   5.37


STOCK OPTION PLANS (000'S)     SHARES        OPTION PRICE
---------------------------------------------------------
January 28, 1998:
  Outstanding                  20,988    $  6.31 - $26.03
  Granted                      10,495    $ 11.29 - $20.34
  Exercised                    (4,679)   $  6.31 - $18.88
  Forfeited                    (2,182)   $  7.81 - $26.03
                               ------
January 27, 1999:
  Outstanding                  24,622    $  7.00 - $26.03
  Granted                       6,376    $  9.78 - $17.56
  Exercised                    (1,723)   $  7.81 - $16.28
  Forfeited                    (1,382)   $  7.81 - $26.03
                               ------
January 26, 2000:
  Outstanding                  27,893    $  7.00 - $26.03
  Exercisable                  15,638    $  7.00 - $26.03
  Available for grant          11,671

The following table summarizes information about stock options outstanding as of January 26, 2000.

                   Options Outstanding               Options Exercisable
                 ------------------------           ---------------------
                    Number     Weighted               Number     Weighted
      Range of    of Shares    Average     Weighted  of Shares   Average
      Exercise   Outstanding  Remaining    Average  Exercisable  Exercise
       Price        (000's)     Life        Price     (000's)     Price
-------------------------------------------------------------------------
$  7.00 to $10.00    4,541       5.7       $  7.86     4,533    $  7.86
$ 10.01 to $15.00   11,847       6.6       $ 12.29     8,566    $ 12.18
$ 15.01 to $26.03   11,505       8.2       $ 17.12     2,539    $ 17.52
-------------------------------------------------------------------------
$  7.00 to $26.03   27,893       7.1       $ 13.56    15,638    $ 11.80

15)  Quarterly Financial Information (Unaudited)
     Earnings per share amounts for each quarter are required to be computed independently and may not equal the amount computed for the total year.

----------------------------------------------------------------------------------
1999 Restated (A)                       First      Second       Third       Fourth
----------------------------------------------------------------------------------
Sales                                $  8,078    $  8,781     $ 7,962      $11,104
Cost of sales                           6,368       6,851       6,246        8,637
Continuing net income                      56         138          27          412
Discontinued operations                    --        (230)         --           --
Net income (loss)                          56         (92)         27          412
Basic earnings (loss) per share:
  Continuing net income                   .11         .28         .05          .85
  Discontinued operations                  --        (.47)         --           --
                                     ---------------------------------------------
  Net income (loss)                       .11        (.19)        .05          .85
                                     =============================================
Diluted earnings (loss) per share:
  Continuing net income                   .11         .26         .05          .77
  Discontinued operations                  --        (.41)         --           --
                                     ---------------------------------------------
  Net income (loss)                       .11        (.15)        .05          .77
                                     =============================================


                                     First   Second     Third    Fourth (B)
1999 Reported                                                    Pro forma
--------------------------------------------------------------------------------
Sales                              $  8,144 $  8,757  $  8,057  $  10,955
Cost of sales                         6,417    6,835     6,317      8,510
Continuing net income                    67      134        43        396
Discontinued operations                   -     (230)        -          -
Net income (loss)                        67      (96)       43        396
Basic earnings (loss) per share:
  Continuing net income                 .14      .27       .09        .82
  Discontinued operations                 -     (.47)        -          -
                                     ------------------------------------
  Net income (loss)                     .14     (.20)      .09        .82
                                     ====================================
Diluted earnings (loss) per share:
  Continuing net income                 .14      .26       .09        .74
  Discontinued operations                 -     (.41)        -          -
                                     ------------------------------------
  Net income (loss)                     .14     (.15)      .09        .74
                                     ====================================
Common stock price
  High                             $ 17-7/8 $ 17-5/8  $14-15/16 $  12-1/4
  Low                               16-1/16   14-7/8      9-3/8         9

--------------------------------------------------------------------
1998 Pro forma (C)             First    Second     Third     Fourth
--------------------------------------------------------------------
Sales                       $   7,458 $   8,125   $ 7,539   $10,565
Cost of sales                   5,868     6,341     5,876     8,245
Continuing net income              34        83        20       382
Net income                         34        83        20       382
Basic earnings per share:         .07       .17       .04       .77
Diluted earnings per share:       .07       .17       .04       .70

------------------------------------------------------------------
1998 Reported               First     Second     Third     Fourth
------------------------------------------------------------------
Sales                      $   7,515 $  8,116  $   7,642 $  10,401
Cost of sales                  5,908    6,336      5,954     8,121
Continuing net income             47       80         38       353
Net income                        47       80         38       353
Basic earnings per share:        .10      .16        .08       .72
Diluted earnings per share:      .10      .16        .08       .65
Common stock price
  High                     $18-11/16 $20-9/16  $18-11/16 $16-11/16
  Low                             11  16-7/16    11-1/16  13-12/16

(A) In consideration of SAB 101, the Company has restated its first three quarters of 1999.

(B) For comparability, pro forma results for the fourth quarter of 1999 exclude the effects of SAB 101 and represent results as if the change in accounting policy had not occurred.

(C) For informational purposes only, 1998 quarterly results have been presented on a pro forma basis as if SAB 101 had been applied to 1998 quarterly results.